Exhibit 4.7

SHAREHOLDERS’ AGREEMENT

dated as of

November 29, 2013

among

TOPS MBO CORPORATION

and

ITS SHAREHOLDERS IDENTIFIED HEREIN

and

TOPS HOLDING II CORPORATION

and

ITS SHAREHOLDERS IDENTIFIED HEREIN

i

Exhibit A	Form of Joinder Agreement

Exhibit B	Shareholder Addresses

ii

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”), effective as of November 29, 2013, is by and among Tops MBO Corporation, a Delaware corporation (“MBOCo”), Tops Holding II Corporation, a Delaware corporation (“Holding”), each of their respective shareholders identified herein, and any Additional Holders (as defined below).

WHEREAS, MBOCo and the Principal Shareholders (as defined herein) own all of the issued and outstanding capital stock of Holding and are entering into this Agreement to govern certain of their rights, duties and obligations and to regulate certain aspects of their relationship with each other with respect to the capital stock and governance of Holding; and

WHEREAS, the Principal Shareholders and the other shareholders of MBOCo identified on the signature page to this Agreement own all of the issued and outstanding capital stock of MBOCo and are entering into this Agreement to govern certain of their rights, duties and obligations and to regulate certain aspects of their relationship with each other with respect to the capital stock and governance of MBOCo.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Additional Holders” means all Persons that become Shareholders following the date of this Agreement and are designated as Additional Holders pursuant to Section 3.06 below.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no security holder of the applicable Company shall be deemed an Affiliate of any other security holder solely by reason of any investment in such Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Ownership” means, with respect to any Shareholder or group of Shareholders of MBOCo, and with respect to any class of Securities of MBOCo, the total number of shares of such class owned by such Shareholder or group of Shareholders as of the date of such calculation, calculated on a Fully-Diluted basis.

“Applicable Interest Rate” means, with respect to a closing of the purchase of Shareholder Stock under this Agreement, the prime rate as published by The Wall Street Journal in its “Money Rates” table (or, if such rate ceases to be published in such table, an equivalent rate published by The Wall Street Journal, or any other financial publication of general circulation in the United States if The Wall Street Journal no longer publishes such rate on such date) on such closing date.

“BOA Loan” means the loan by Bank of America, N.A. (“BOA”) to MBOCo pursuant to a certain Loan Agreement, dated November 29, 2013, and all extensions, amendments, and renewals of such agreement, and all principal, interest and other amounts payable by MBOCo pursuant thereto.

“By-laws” means the By-laws of a Company, as in effect from time to time.

“Board” means the Board of Directors of a Company, as constituted from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Buffalo, New York are authorized by law to close.

“Cause,” with respect to any Shareholder, has the meaning set forth in any effective employment agreement between a Company or any of its Subsidiaries and such Shareholder, or if no such agreement exists, then “Cause” means: (i) the willful failure by such Shareholder to perform such duties as are reasonably requested by the Chief Executive Officer of the Company or any of its Subsidiaries which such Shareholder is employed by, and such failure continues for a period of ten (10) days after the employing company gives written notice to such Shareholder specifying such failure, (ii) the failure by such Shareholder to observe material policies of a Company or any of its Subsidiaries generally applicable to employees of such Company or such Subsidiary, (iii) gross negligence or willful misconduct by such Shareholder in the performance of such Shareholder’s duties as an employee of a Company or any of its Subsidiaries, (iv) the commission by such Shareholder of any act of fraud, theft or financial dishonesty with respect to a Company or any of its Subsidiaries, (v) such Shareholder’s indictment, conviction of, or pleading no contest or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude, (vi) such Shareholder’s breach of any material provision of this Agreement, (vii) such Shareholder’s failure to obtain or retain any permits, licenses or approvals which may be required by any state or local authorities in order to permit such Shareholder to continue employment in the ordinary course with a Company or any of its Subsidiaries, (viii) any act or omission by such Shareholder that is materially injurious (financially or otherwise) to a Company or any of its Subsidiaries or their reputation, (ix) such Shareholder’s chronic absenteeism or (x) alcohol or other substance abuse by such Shareholder. The Board of MBOCo shall determine whether Cause exists.

“Charter” means the Certificate of Incorporation of a Company, as the same may be amended from time to time.

“Common Shares” means shares of Common Stock.

“Common Stock” means, with respect to each Company, the shares of common stock of such Company, and any stock into which such shares may hereafter be converted, changed or exchanged.

“Company” means (i) MBOCo, or (ii) Holding, as the context shall require.

“Delay Condition” means, with respect to each Company, any of the following: (i) the Company is prohibited from purchasing any Shareholder Stock by any Financing Document or by applicable law; (ii) a default that has occurred under any Financing Document and is continuing; (iii) the purchase of any Shareholder Stock that would, or in the good faith opinion of the applicable Board that could, result in the occurrence of an event of default under any Financing Document or create a condition which would or could, with notice or lapse of time or both, result in such an event of default; or (iv) the purchase of any Shareholder Stock that would, in the good faith opinion of the applicable Board, be imprudent in view of the financial condition of the Company and its Subsidiaries taken as a whole or the anticipated impact of the purchase of such Shareholder Stock on MBOCo’s or any of its Subsidiaries’ ability to meet their obligations under any Financing Document or otherwise.

“Disability,” with respect to any Shareholder, has the meaning set forth in any effective employment agreement between a Company or any of its Subsidiaries and such Shareholder, or if no such agreement exists, then “Disability” means such Shareholder’s incapacity due to physical or mental illness that: (i) shall have prevented such Shareholder from performing his or her duties for a Company or any of its Subsidiaries on a full-time basis for more than 180 days, or (ii) (x) the applicable Board determines is likely to prevent such Shareholder from performing such duties for such a 180-day period and (y) 30 days have elapsed since delivery to such Shareholder of such Board’s determination and such Shareholder has not resumed such performance (in which case the date of termination in the case of a termination for “Disability” pursuant to this clause (ii) shall be deemed to the last day of such 30-day period).

“Drag-Along Portion” means, with respect to any Shareholder (other than the Drag-Along Seller) where the Drag-Along Seller is proposing to Transfer Common Shares in a Drag-Along Sale: (i) a number of Common Shares equal to the aggregate number of Common Shares owned by such Shareholder immediately prior to such Transfer multiplied by (ii) a fraction the numerator of which is the maximum number of Common Shares proposed to be Transferred by the Drag-Along Seller in such Drag-Along Sale and the denominator of which is the aggregate number of Common Shares owned by the Drag-Along Seller at such time.

“Fair Market Value” means, with respect to each Company, as of any date of determination, the fair market value of such Company’s Common Stock as determined by such Company’s Board in the good faith exercise of its sole discretion taking into account such factors as such Board deems appropriate.

“Financing Document” means, with respect to each Company, any indenture, credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of such Company or any of its Subsidiaries.

“Fully-Diluted” means, with respect to each Company, all of its outstanding Common Shares and all Common Shares issuable in respect of securities convertible into or exchangeable for such Common Shares, all stock appreciation rights, options, warrants and other rights to acquire, purchase or subscribe for such Common Shares or securities convertible into or exchangeable for such Common Shares; provided that, if any of the foregoing convertible securities are subject to vesting, the Common Shares underlying such convertible securities shall be included in the definition of “Fully-Diluted” only upon and to the extent of such vesting.

“Insolvency” of a Shareholder will mean, and will be deemed to have occurred, upon the occurrence of any of the following events:

(i) such Shareholder’s adjudication as bankrupt;

(ii) the institution by or against such Shareholder of a petition for arrangement or any other type of insolvency proceeding under any bankruptcy law or otherwise;

(iii) such Shareholder’s making of a general assignment for the benefit of such Shareholder’s creditors;

(iv) the appointment of a receiver or trustee in bankruptcy of such Shareholder for any of such Shareholder’s assets; or

(v) the taking, making or institution of any like or similar act or proceeding involving such Shareholder;

and where such adjudication, institution, making, appointment or like or similar act or proceeding is not cured or rescinded within thirty (30) days.

“Majority in Interest” means, with respect to each Company, the holders of at least a majority of the voting Securities of such Company outstanding and entitled to vote in the election of directors.

“Order” means a final order, judgment or decree of a domestic or foreign court of competent jurisdiction, not subject to appeal and not subject to collateral attack for lack of jurisdiction initiated within the applicable appeal period, which is entered in connection with or arises out of any action for the annulment of, the dissolution of, the declaration of the nullity of, or a separation or divorce with respect to, the marriage of a Shareholder directing the transfer of all or part of such Shareholder’s Common Shares to his or her spouse.

“Permitted Transferee” means a trust that is for the exclusive benefit of a Shareholder or his or her spouse, lineal descendant, sibling or parent, provided that such trust executes a Joinder Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Shareholders” means John Barrett, Lynne Burgess, Francis Curci, Kevin Darrington, William Mills and John Persons.

“Public Offering” means, with respect to each Company, an underwritten public offering of Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Securities” means, with respect to each Company, (i) any Common Shares, (ii) securities convertible into or exchangeable for Common Stock, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire Common Stock or any other equity or equity-linked security issued by the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means, with respect to each Company, each Person listed as a shareholder of such Company on the signature pages of this Agreement and, after the date of this Agreement, means any Permitted Transferees of such shareholder, other than any transferees who qualify as Additional Holders immediately prior to or upon such Transfer.

“Shareholder Stock” means, with respect to each Company, the Securities of such Company owned by the Shareholders of such Company or their Permitted Transferees.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tag-Along Portion” means, for any Tagging Person in a Tag-Along Sale, that number of securities equal to the Aggregate Ownership of Common Shares by such Tagging Person immediately prior to such Transfer multiplied by a fraction the numerator of which is the maximum number of Common Shares, on a Fully-Diluted basis, proposed to be Transferred by all selling Shareholders in such Tag-Along Sale and the denominator of which is the Aggregate Ownership of Common Shares by all such Shareholders at such time.

“Third Party” means, with respect to each Company, a prospective purchaser of Securities of such Company in an arm’s-length transaction from a Shareholder of such Company, other than a Permitted Transferee.

“Transfer” means, with respect to any Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Call Purchase Price	4.05(c)
Call Right Closing Date	4.05(d)(iii)
Cause	2.02
Cause Purchase Price	4.05(a)(ii)
Confidential Information	6.01(b)
Delay Condition Notice	4.05(c)(ii)
Drag-Along Rights	4.02(a)
Drag-Along Sale	4.02(a)
Drag-Along Sale Notice	4.02(a)
Drag-Along Sale Notice Period	4.02(a)
Drag-Along Sale Price	4.02(a)
Drag-Along Seller	4.02(a)
Drag-Along Transferee	4.02(a)
Joinder Agreement	3.04
Majority Approved Transaction	4.07
Non-Cause Purchase Price	4.05(a)(i)
Non-Selling Shareholders	4.04(a)
Offer	4.04(b)
Offer Notice	4.04(a)
Offer Period	4.04(b)
Offer Price	4.04(a)
Offered Securities	4.04(a)
Offered Shareholder Stock	4.06(b)(i)
Offering Shareholder	4.06(a)
Prospective Transferee	4.04(a)
Purchase Notice	4.05(d)(i)
Put Purchase Price	4.06(a)
Put Right Closing Date	4.06(b)(iii)
Representatives	6.01(b)
Requesting Shareholder	5.01(a)
Sale	4.04(a)
Seller	4.04(a)
Selling Shareholder	4.05(a)(i)
Shareholder Put Notice	4.06(b)(i)
Spousal Consent	7.12
Subordinated Note	4.05(e)(i)
Tag-Along Notice	4.01(a)
Tag-Along Notice Period	4.01(a)
Tag-Along Offer	4.01(a)
Tag-Along Response Notice	4.01(a)
Tag-Along Right	4.01(a)

Term	Section
Tag-Along Sale	4.01(a)
Tag-Along Seller	4.01(a)
Tagging Person	4.01(a)
Transfer Offer	4.04(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01 Composition of the Board of MBOCo.

(a) MBOCo’s Board shall initially consist of six directors, comprising the Chief Executive Officer of MBOCo, initially Francis Curci, and five other directors designated by a Majority in Interest of MBOCo. The five directors of such Board designated by a Majority in Interest as of the date of this Agreement are John Barrett, Lynne Burgess, Kevin Darrington, William Mills and John Persons. Subject to Section 2.02, a Majority in Interest of MBOCo shall be permitted at any time to increase or decrease the number of directors who serve on the Board of MBOCo and to designate any additional directors.

(b) Each Shareholder agrees that if at any time such Shareholder is then entitled to vote for the election of directors to the Board of MBOCo, such Shareholder shall vote such Shareholder’s Stock or execute proxies or written consents, as the case may be, and take all other necessary action (including causing MBOCo to call a special meeting of shareholders) in order to ensure that the composition of the Board of MBOCo is as set forth in this Section 2.01.

(c) MBOCo agrees to cause each individual designated pursuant to Section 2.01(a) or Section 2.03 to be nominated to serve as a director on the Board of MBOCo, and to take all other necessary actions (including calling a special meeting of such Board and/or the Shareholders of MBOCo) to ensure that the composition of such Board is as determined pursuant to this Article 2.

Section 2.02 Removal. Each Shareholder agrees that if at any time such Shareholder is then entitled to vote for the removal of directors from the Board of MBOCo, such Shareholder shall not vote any of such Shareholder’s Stock in favor of the removal of any of the initial six directors who have been designated pursuant to Section 2.01, unless such removal is for Cause. For purposes of this Section 2.02, the term “Cause” shall have the meaning given to such term in this Agreement with the addition of an additional occurrence constituting Cause consisting of a director no longer being a member of the management of MBOCo or any of its Subsidiaries. It is specifically acknowledged and agreed that if a director holds the position of Executive Chairman of the Board of MBOCo or any of its Subsidiaries, such director will be considered to be a member of management of such company.

Section 2.03 Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board of MBOCo, then the vote of at least a Majority in Interest of MBOCo will be required to elect another person to fill such vacancy and serve as a director on such Board.

Section 2.04 Meetings. The Board of MBOCo shall hold a regularly scheduled meeting at least once every calendar quarter. MBOCo agrees to pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board of MBOCo, and any committee thereof, and any regular and special meetings of the board of directors of any Subsidiary of MBOCo, and any committee thereof.

Section 2.05 Action by the Board of MBOCo.

(a) A quorum of the Board of MBOCo shall consist of a majority of its directors; provided that a Majority in Interest of MBOCo shall have the right at any time to change the number of directors necessary to constitute such quorum (but not to any number that is less than a majority of the directors then on such Board).

(b) All actions of the Board of MBOCo shall require (i) the affirmative vote of at least a majority of its directors present at a duly-convened meeting of such Board at which a quorum is present or (ii) the unanimous written consent of such Board, provided that, if there is a vacancy on such Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

(c) The Board of MBOCo may create executive, compensation, audit and other committees as it may determine.

Section 2.06 Charter or By-laws Provisions. Each Shareholder of MBOCo agrees to vote such Shareholder’s Stock or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Charter and By-laws of MBOCo, to the extent permitted by applicable law, (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement. MBOCo’s Charter and By-laws shall provide for (a) the elimination of the liability of each director on the Board to the maximum extent permitted by applicable law and (b) indemnification of each director on the Board for acts on behalf of MBOCo to the maximum extent permitted by applicable law.

Section 2.07 Subsidiary Governance. MBOCo and its Shareholders agree that the board of directors or similar governing body of each Subsidiary of MBOCo shall consist of the Principal Shareholders who are from time to time serving as directors of MBOCo in accordance with Section 2.01. Each Shareholder agrees to vote such Shareholder’s Stock and to take other appropriate action to effect the agreement in this Section 2.07 in respect of any Subsidiary of MBOCo.

ARTICLE 3

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer. Each Shareholder understands and agrees that the Securities of MBOCo and Holding have not been registered under the Securities Act and are restricted securities under the Securities Act and the rules and regulations promulgated thereunder. Each Shareholder agrees that such Shareholder shall not Transfer any Securities of MBOCo or Holding (or solicit any offers in respect of any Transfer of any such Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement. Any Transfer or purported Transfer of any Securities of MBOCo or Holding not in compliance with this Agreement shall be null and void, and the applicable Company shall not, and shall cause any transfer agent not to, give any effect in such Company’s stock records to such Transfer.

Section 3.02 Pledge in Connection with BOA Loan; Permitted Transfers by BOA. Any pledge, hypothecation or encumbrance of Securities of MBOCo or Holding by a Principal Shareholder in connection with the BOA Loan shall be permitted and shall not constitute a Transfer under this Agreement. In addition, any foreclosure and exercise of rights and remedies with respect to Securities of MBOCo or Holding by BOA in connection with an event of default under the documents governing the BOA Loan shall be deemed to be a permitted Transfer and may be made without the consent of MBOCo, its Board or any Shareholders of MBOCo, and BOA and any subsequent transferee of such securities shall be deemed to be a Permitted Transferee so long as (a) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement pursuant to a Joinder Agreement (defined below), and (b) the Transfer to such Permitted Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws.

Section 3.03 Legends. In addition to any other legend that may be required or advisable, each certificate for Securities of MBOCo or Holding issued to any Shareholder shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS

SET FORTH IN THE SHAREHOLDERS’ AGREEMENT DATED AS OF NOVEMBER 29, 2013, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE CORPORATION OR ANY SUCCESSOR THERETO.

Section 3.04 Permitted Transfer. Notwithstanding anything in this Agreement to the contrary, any Shareholder of MBOCo may at any time Transfer any or all of such Shareholder’s Securities of MBOCo to one or more of such Shareholder’s Permitted Transferees without the consent of MBOCo, its Board or any other Shareholders of MBOCo so long as (a) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement in the form of Exhibit A attached hereto (a “Joinder Agreement”), and (b) the Transfer to such Permitted Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws.

Section 3.05 Restrictions on Transfers.

(a) No Shareholder of MBOCo shall Transfer any of such Shareholder’s Securities of MBOCo, except (i) to one or more of such Shareholder’s Permitted Transferees in accordance with Section 3.04, or (ii) pursuant to the operation of and in accordance with Article 4. In addition, and without limiting the foregoing, until such time as the BOA Loan has been repaid in full, no Principal Shareholders shall Transfer any Securities of MBOCo, except as may be permitted by the terms of, or consented to by the lender under, the BOA Loan.

(b) No Shareholder of Holding shall Transfer any of such Shareholder’s Securities of Holding at any time for any reason except pursuant to the operation of and in accordance with Article 4.

Section 3.06 Additional Shareholders. Any Person that is not already a party to this Agreement in the same Shareholder capacity as such Person would be following a Transfer and who is acquiring any Securities of MBOCo shall on or before the Transfer or issuance to such Person of such Securities, sign and deliver to MBOCo a Joinder Agreement and shall thereby become a party to this Agreement. If such Person meets the definition of Shareholder, then such Person shall be treated as a Shareholder; and, if such Person does not meet the foregoing definition, such Person shall be treated as an Additional Holder under this Agreement.

ARTICLE 4

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS;

RIGHT OF FIRST OFFER; APPROVED TRANSACTION

Section 4.01 Tag-Along Rights.

(a) Subject to Sections 4.01(f) and 4.03, if a Majority in Interest of MBOCo (such Shareholders being, collectively the “Tag-Along Seller”) proposes to Transfer Common Shares of MBOCo in a single transaction or in a series of related transactions (a “Tag-Along Sale”),

(i) the Tag-Along Seller shall provide each Shareholder of MBOCo notice of the terms and conditions of such proposed Transfer (“Tag-Along Notice”) and offer each Tagging Person the opportunity to participate in such Transfer in accordance with this Section 4.01, and

(ii) each Shareholder of MBOCo may elect, at such Shareholder’s option, to participate in the proposed Transfer in accordance with this Section 4.01 (each such electing Shareholder, a “Tagging Person”).

The Tag-Along Notice shall identify the number of Common Shares proposed to be sold by the Tag-Along Seller (“Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any, and a firm offer by the proposed transferee to purchase Common Shares from the Shareholders in accordance with this Section 4.01.

From the date of a Tagging Person’s receipt of the Tag-Along Notice, each Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (“Tag-Along Response Notice”) given to the Tag-Along Seller within 15 days after such Tagging Person’s receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer up to a number of Common Shares representing such Tagging Person’s Tag-Along Portion, provided that each Tagging Person shall be entitled to include in the Tag-Along Sale no more than such Tagging Person’s Tag-Along Portion of the Common Shares and the Tag-Along Seller shall be entitled to include the number of Common Shares proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion) and such additional Common Shares as permitted by Section 4.01(d). Each Tag-Along Response Notice shall include wire transfer or other instructions for payment of any consideration therefor. Each Tagging Person shall also deliver to the Tag-Along Seller, with such Tagging Person’s Tag-Along Response Notice, the certificates representing the Common Shares of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Tag-Along Seller to Transfer such Common Shares on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Persons, subject to the provisions of this Section 4.01 and Section 4.03.

If, at the end of a 120-day period after such delivery of such Tag-Along Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days following receipt of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Common Shares proposed to be sold by the Tag-Along Seller and all Tagging Persons on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) return to each Tagging Person the limited power-of-attorney and all certificates representing the Common Shares that such Tagging Person delivered for Transfer pursuant to this Section 4.01(a) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Common Shares shall continue in effect.

(b) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof, (ii) remit to the Tagging Persons the total consideration for the Common Shares of the Tagging Persons Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons.

(c) If at the termination of the Tag-Along Notice Period any Shareholder shall not have elected to participate in the Tag-Along Sale, such Shareholder shall be deemed to have waived such Shareholder’s rights under Section 4.01(a) with respect to the Transfer of such Shareholder’s Common Shares pursuant to such Tag-Along Sale.

(d) If (i) any Shareholder declines to exercise such Shareholder’s Tag-Along Rights or (ii) any Tagging Person elects to exercise such Tagging Person’s Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion, the Tag-Along Seller shall be entitled to Transfer, pursuant to the Tag-Along Offer, a number of Common Shares held by the Tag-Along Seller equal to the number of Common Shares constituting the Tag-Along Portion of such Shareholder or the portion of such Tagging Person’s Tag-Along Portion with respect to which Tag-Along Rights were not exercised, as the case may be.

(e) The Tag-Along Seller shall Transfer, on behalf of the Tag-Along Seller and each Tagging Person, the Common Shares subject to the Tag-Along Offer and elected to be Transferred on the terms and conditions set forth in the Tag-Along Notice within 120 days (or such longer period as extended under Section 4.01(a)) of delivery of the Tag-Along Notice.

(f) Notwithstanding anything contained in this Section 4.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Common Shares and limited powers-of-attorney received by the Tag-Along Seller) or any other Person if the Transfer of Common Shares pursuant to Section 4.01 is not consummated for whatever reason. Whether to effect a Transfer of Common Shares pursuant to this Section 4.01 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(g) The provisions of this Section 4.01 shall not apply to any proposed Transfer of Common Shares by the Tag-Along Seller (A) to a Permitted Transferee or (B) pursuant to Section 4.02.

(h) Notwithstanding anything set forth herein to the contrary, any Tagging Person wishing to participate in a proposed Tag-Along Sale with respect to Common Shares issuable upon exercise of Securities shall be required to exercise such number of Securities as is required in order for such Tagging Person to participate in the Tag-Along Sale with respect to such Common Shares; provided, that such exercise shall be deemed to be effective immediately prior to the consummation of such Tag-Along Sale.

Section 4.02 Drag-Along Rights.

(a) Subject to Section 4.03, if a Majority in Interest of the Shareholders of a Company (the “Drag-Along Seller”), proposes to Transfer Common Shares of such Company representing not less than a majority of the outstanding Fully-Diluted Common Shares of such Company to a Third Party (the “Drag-Along Transferee”) in a bona fide sale (a “Drag-Along Sale”), the Drag-Along Seller, if the Drag-Along Sale is of Common Shares of MBOCo, may at their option require all other Shareholders of MBOCo and Holding, and if the Drag-Along Sale is of Common Shares of Holding, shall require all other Shareholders of Holding (i) to Transfer the Drag-Along Portion of the Securities (“Drag-Along Rights”) then held by every other Shareholder of such Company or Companies, as applicable, and (ii) to exercise such number of options for Securities held by every other Shareholder of such Company, or Companies, as applicable, as is required in order that a sufficient number of the Securities are available to Transfer the relevant Drag-Along Portion of Securities of each such other Shareholder (but subject to and at the closing of the Drag-Along Sale), in each case for the same consideration and otherwise on the same terms and conditions as the Drag-Along Seller, provided that any other Shareholder of such Company that holds options the exercise price per share of which is greater than the per share price at which the Securities are to be Transferred to the Drag-Along Transferee, if required by the Drag-Along Seller to exercise such options, may, in lieu of such exercise, submit an irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto. If the Drag-Along Sale is not consummated, any options exercised or cancelled in contemplation of such Drag-Along Sale shall be deemed not to have been exercised or canceled, as applicable.

The Drag-Along Seller shall provide notice of such Drag-Along Sale to the other Shareholders of such Company (a “Drag-Along Sale Notice”) not later than 15 Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Transferee, the number of Securities subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. The number of Securities to be sold by each other Shareholder of such Company shall be the Drag-Along Portion of the Securities that such other Shareholder owns. Each other Shareholder of the Company shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender all of such other Shareholder’s Securities as set forth below. The price payable in such Transfer shall be the Drag-Along Sale Price. Not later than 10 Business Days after the date of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each of such other Shareholders shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice the certificates representing the Securities of such other Shareholder to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the Drag-Along Seller or its representative to Transfer such Securities on the terms set forth in the Drag-Along Notice and wire transfer or other instructions for payment or delivery of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Securities pursuant to this Section 4.02(a) at the closing for such Drag-Along Sale against delivery to such other

Shareholder of the consideration therefor. If any other such Shareholder fails to deliver such certificates to the Drag-Along Seller, such Company (subject to reversal under Section 4.02(b)) shall cause the books and records of such Company to show that such Securities are bound by the provisions of this Section 4.02(a) and that such Securities shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(b) The Drag-Along Seller shall have a period of 120 days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days following the date of delivery of the Drag-Along Sale Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the other Shareholders the limited power-of-attorney and all certificates representing Securities that such other Shareholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the other Shareholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Securities owned by the other Shareholders shall again be in effect.

(c) Concurrently with the consummation of the Transfer of Securities pursuant to this Section 4.02, the Drag-Along Seller shall give notice thereof to such other Shareholders, shall remit to each of such other Shareholders that have surrendered their certificates and other applicable instruments the total consideration (the cash portion of which is to be paid by wire transfer in accordance with such other Shareholder’s wire transfer instructions) for the Securities Transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such other Shareholders.

(d) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the Drag-Along Seller to such other Shareholders (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Securities received by the Drag-Along Seller) or any other Person if the Transfer of Securities pursuant to this Section 4.02 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice. Whether to effect a Transfer of Securities pursuant to this Section 4.02 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

Section 4.03 Additional Conditions to Tag-Along Sales and Drag-Along Sales. Notwithstanding anything contained in Section 4.01 or 4.02, the rights and obligations of the Shareholders to participate in a Tag-Along Sale under Section 4.01 or a Drag-Along Sale under Section 4.02 are subject to the following conditions:

(a) upon the consummation of such Tag-Along Sale or Drag-Along Sale, and subject to applicable securities laws, all of the Shareholders participating therein will receive the same form and amount of consideration per share of the relevant class of Securities determined in accordance with Section 4.01(a) or Section 4.02(a), as the case may be, or, if any Shareholders are given an option as to the form and amount of consideration to be received, all Shareholders participating therein will be given the same option;

(b) no Shareholder shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale or Drag-Along Sale, and each Shareholder shall be obligated to pay only such Shareholder’s pro rata share (based on the number of Securities Transferred) of expenses incurred in connection with a consummated Tag-Along Sale or Drag-Along Sale to the extent such expenses are incurred for the benefit of all Shareholders of the applicable Company and are not otherwise paid by such Company or another Person;

(c) each Shareholder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided that, no Shareholder shall be required to provide any representations or indemnities in connection with such Transfer (other than representations and indemnities concerning each Shareholder’s title to the applicable Securities and authority, power and right to enter into and consummate the Transfer without contravention of any law or agreement); and provided further that, liability for any misrepresentation by the applicable Company or indemnity shall (as to such Shareholders) be expressly stated to be several but not joint and each such Shareholder shall not be liable for more than such Shareholder’s pro rata share (based on the number of Securities Transferred, calculated on a Fully-Diluted Basis) of any liability for misrepresentation or indemnity, not to exceed more than such Shareholder’s pro rata share of the purchase price received in such Transfer, (ii) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller or Drag-Along Seller, as the case may be, and (iii) be required to bear their proportionate share of any escrows, holdbacks and adjustments in purchase price.

Section 4.04 Right Of First Refusal.

(a) Subject to Section 3.01, Section 3.04, Section 3.05, Section 4.01 and Section 4.02, if any Shareholder (the “Seller”) receives a bona fide offer from any Person (a “Prospective Transferee”) that the Seller desires to accept (a “Transfer Offer”) to Transfer all or any portion of any Securities of MBOCo or Holding (the “Offered Securities”) such Seller owns (a “Sale”), the Seller shall, within ten (10) Business Days of receipt of the Transfer Offer, give written notice (a “Offer Notice”), if the Offered Securities are Securities of MBOCo, to MBOCo and each Shareholder of MBOCo (the “Non-Selling Shareholders”), or, if the Offered Securities are Securities of Holding, to MBOCo only, stating that such Seller has received a Transfer Offer for the Offered Securities and specifying:

(i) the aggregate number of shares of Offered Securities to be Transferred by the Seller;

(ii) the proposed date, time and location of the closing of the Transfer, which shall not be less than 90 (ninety) days from the date of the Offer Notice;

(iii) the purchase price per share for the Offered Securities (which shall be payable solely in cash) and the other material terms and conditions of the Transfer Offer (the “Offer Price”); and

(iv) the name of the Prospective Transferee who has offered to purchase such Offered Securities.

For the avoidance of doubt, in the event of a Transfer Offer involving more than one class or series of Offered Securities, the Seller may deliver a single Offer Notice to the recipients noted above in this Section 4.04(a).

(b) The giving of an Offer Notice pursuant to Section 4.04(a) shall constitute an offer (the “Offer”) by the Seller to Transfer the Offered Securities to the Non-Selling Shareholders (and thereafter to MBOCo as provided herein) with respect to Offered Securities of MBOCo, and to MBOCo with respect to Offered Securities of Holding, for cash at the Offer Price and on the other terms set forth in the Offer Notice. If the Offer involves Securities of Holding, MBOCo shall then have a 30-day period to accept the Offer by giving notice of acceptance to the Seller (the “Holding Shares Offer Period”). If the Offer involves Securities of MBOCo, the Non-Selling Shareholders receiving such Offer Notice shall have a 30-day period (the “MBOCo Shares Offer Period”) in which to accept such Offer as to all or any portion of the Offered Securities of MBOCo by giving a notice of acceptance to the Seller (together with a copy thereof to MBOCo) prior to the expiration of such Offer Period. If the Non-Selling Shareholders fail to notify the Seller and MBOCo prior to the expiration of the MBOCo Shares Offer Period, they shall be deemed to have declined such Offer. If the Non-Selling Shareholders decline (or are deemed to decline) such Offer with respect to all or any portion of the Offered Securities of MBOCo, the Seller shall immediately notify MBOCo thereof. MBOCo shall then be entitled to accept the Offer with respect to the number of Offered Securities of MBOCo that such Non-Selling Shareholders have elected not to purchase by giving notice of acceptance to the Seller within 60 Business Days of the expiration of the MBOCo Shares Offer Period.

(c) If the Non-Selling Shareholders and/or the applicable Company elect to purchase all of the Offered Securities, the Non-Selling Shareholders and/or the applicable Company, as the case may be, that have accepted the Offer shall purchase and pay, by wire transfer or by bank or certified check (in immediately available funds), for all Offered Securities within 20 Business Days after the date on which all such Offered Securities have been accepted, provided that, if the Transfer of such Offered Securities is subject to any prior regulatory approval, subject to Section 4.04(f)(iii), the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days.

(d) Upon the earlier to occur of (i) full rejection of the Offer by all recipients thereof, the expiration of the Holding Shares Offer Period or the MBOCo Shares Offer Period, as applicable, without Non-Selling Shareholders and/or the applicable Company electing to purchase all of the Offered Securities and (iii) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Securities by the Non-Selling Shareholders and/or the applicable Company within 90 days of full acceptance of the Offer, the Seller shall have a 120-day period during which to effect a Transfer of any or all of the Offered Securities on substantially the same or more favorable (as to the Seller) terms and conditions as were set forth in the Offer Notice at a price in cash not less than the Offer Price, provided that, if the Transfer is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days.

(e) If the Seller does not consummate the Transfer of the Offered Securities in accordance with the foregoing time limitations, then the right of the Seller to effect the Transfer of such Offered Securities pursuant to Section 4.04(d) shall terminate and the Seller shall again comply with the procedures set forth in this Section 4.04 with respect to any proposed Transfer of Securities to a Third Party.

(f) By delivering the Transfer Notice, the Seller represents and warrants to the applicable Company and each Non-Selling Shareholder that:

(i) the Seller has full right, title and interest in and to the Offered Securities described in the Transfer Notice;

(ii) the Seller has all the necessary power and authority and has taken all necessary action to Transfer the Offered Securities described in the Transfer Notice as contemplated by this Section 4.04; and

(iii) the Offered Securities described in the Transfer Notice are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

Section 4.05 Call Right.

(a) In the event that a Shareholder’s employment with MBOCo or any of its Subsidiaries is terminated:

(i) (1) by MBOCo or any of its Subsidiaries, other than for Cause, (2) as a result of the death or Disability of such Shareholder, (3) with respect to any Shareholder other than the Principal Shareholders, such Shareholder’s voluntary resignation, including in connection with his or her retirement, or (4) with respect to the Principal Shareholders only, such Principal Shareholder’s voluntary resignation, including in connection with his or her retirement, if such resignation occurs after the date on which MBOCo has repaid the BOA Loan in full, MBOCo may elect to purchase all or any portion of the Shareholder Stock of MBOCo and Holding held by such Shareholder and such Shareholder’s Permitted Transferees, as applicable (the “Selling Shareholder”), at a price equal to the Fair Market Value of such Shareholder Stock as of the date of termination (the “Non-Cause Purchase Price”); and

(ii) (1) by MBOCo or any of its Subsidiaries, for Cause or (2) with respect to the Principal Shareholders only, as a result of such Principal Shareholder’s voluntary resignation, including in connection with his or her voluntary retirement, if such resignation occurs prior to the date on which MBOCo has repaid the BOA Loan in full, MBOCo may elect to purchase all or any portion of the Shareholder Stock of MBOCo and Holding held by such Selling Shareholder at a price equal to eighty percent (80%) of the Fair Market Value of such Shareholder Stock (the “Cause Purchase Price”).

(b) In the event of the entry of an Order against a Shareholder or the occurrence of the Insolvency of a Shareholder, MBOCo may elect to purchase all or any portion of the Shareholder Stock of MBOCo and Holding held by such Shareholder (also referred to herein as the “Selling Shareholder”) at the Non-Cause Purchase Price. Each Shareholder agrees to deliver a copy of any Order affecting such Shareholder, or a written notice of the Insolvency of such Shareholder, as applicable, to MBOCo within two Business Days after such Order is entered or such Insolvency occurs.

(c) The purchase price paid by MBOCo under this Section 4.05 (i.e., either the Cause Purchase Price or the Non-Cause Purchase Price) is referred to herein as the “Call Purchase Price”).

(d) Procedures:

(i) If MBOCo wishes to exercise its right to purchase Shareholder Stock pursuant to this Section 4.05, MBOCo shall deliver to the Selling Shareholder, within 60 days after (x) the termination of the applicable Shareholder’s employment, (y) MBOCo’s receipt of a copy of an Order, or (z) MBOCo receiving notice of, or otherwise learning of, the Insolvency of such Shareholder (each a “Purchase Notice”) specifying the number of shares of Shareholder Stock to be purchased by MBOCo.

(ii) Each Selling Shareholder shall at the closing of any purchase consummated pursuant to this Section 4.05, represent and warrant to MBOCo that (x) the Selling Shareholder has full right, title and interest in and to such Shareholder’s Shareholder Stock, (y) the Selling Shareholder has all the necessary power and authority and has taken all necessary action to sell such purchased Shareholder Stock as contemplated by this Section 4.05, and (z) such Shareholder Stock is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(iii) Subject to subsection (c) below, the closing of any sale of Shareholder Stock pursuant to this Section 4.05 shall take place no later than 60 days following receipt by the Selling Shareholder of the Purchase Notice. MBOCo shall give such Selling Shareholder at least 10 Business Days’ written notice of the date of closing (the “Call Right Closing Date”).

(e) Consummation of Sale:

(i) Subject to the existence of any Delay Condition, MBOCo shall pay the Call Purchase Price on the Call Right Closing Date by delivery to the Selling Shareholder of a three-year subordinated note (fully subordinated in right of payment and exercise of remedies to the lenders’ rights under any Financing Document) calling for quarterly payments of principal and interest and bearing interest at the Applicable Interest Rate from the closing date until paid in full (a “Subordinated Note”).

(ii) If a Delay Condition exists, MBOCo shall notify the Selling Shareholder in writing as soon as practicable of such Delay Condition (the “Delay Condition Notice”) and MBOCo may defer the closing and pay the Call Purchase Price at the earliest practicable date on which no Delay Condition exists, in which case, the Call Purchase Price shall accrue interest at the Applicable Interest Rate plus 2% from the latest date that the closing could have taken place pursuant to Section 4.05(d)(iii) to the date such Subordinated Note is delivered by MBOCo and will accrue interest at the Applicable Interest Rate from such delivery date during the term of the Subordinated Note.

(f) The Selling Shareholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.05, including entering into agreements and delivery certificates and instruments and consents as may, in the discretion of MBOCo, be deemed necessary or appropriate.

(g) At the closing of any sale and purchase pursuant to this Section 4.06, the Selling Shareholder shall deliver to MBOCo a certificate or certificates representing the Shareholder Stock to be sold, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Call Purchase Price.

Section 4.06 Put Right.

(a) In the event that a Shareholder’s employment with MBOCo or any of its Subsidiaries is terminated for a reason specified in Section 4.05(a)(i), and MBOCo has not delivered a notice pursuant to Section 4.05 within 60 days after such termination that MBOCo has elected to purchase such Shareholder’s Stock at the Non-Cause Purchase Price, then, subject to the other provisions of this Section 4.06, such Shareholder and/or such Shareholder’s Permitted Transferees, as applicable (the “Offering Shareholder”), may elect to sell to MBOCo all (but not less than all) of the Shareholder Stock of MBOCo and Holding held by such Shareholder at a price equal to the Fair Market Value of such Shareholder Stock as of the date of termination (the “Put Purchase Price”).

(b) Procedures:

(i) If such Offering Shareholder desires to sell all Shareholder Stock of MBOCo and Holding held by the Offering Shareholder pursuant to this Section 4.06, such Offering Shareholder shall deliver to MBOCo, not more than 75 days after the date of termination of the applicable Shareholder’s employment, a written notice (the “Shareholder Put Notice”) specifying the shares of such Shareholder Stock to be sold (the “Offered Shareholder Stock”) by such Offering Shareholder.

(ii) By delivering the Shareholder Put Notice, the Offering Shareholder represents and warrants to MBOCo and each other Shareholder of MBOCO that (x) the Offering Shareholder has full right, title and interest in and to the Offered Shareholder Stock, (y) the Offering Shareholder has all the necessary power and authority and has taken all necessary action to sell such Offered Shareholder Stock as contemplated by this Section 4.06, and (z) the Offered Shareholder Stock is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(iii) Subject to subsection (c) below, the closing of any sale of Offered Shareholder Stock pursuant to this Section 4.06 shall take place no later than 60 days following receipt by MBOCo of the Shareholder Put Notice. MBOCo shall give such Offering Shareholder at least 10 Business Days’ written notice of the date of closing (the “Put Right Closing Date”).

(c) Consummation of Sale:

(i) Subject to the existence of any Delay Condition, MBOCo shall pay the Put Purchase Price for the Offered Shareholder Stock by delivery of a Subordinated Note on the Put Right Closing Date.

(ii) If a Delay Condition exists, MBOCo shall deliver a Delay Condition Notice to the Offering Shareholder in writing as soon as practicable, and shall permit the Offering Shareholder, within 10 days of the date of the Delay Condition Notice, to rescind the Shareholder Put Notice.

(iii) If the Offering Shareholder does not rescind the Shareholder Put Notice as provided in the preceding clause (ii), the Shareholder Put Notice shall remain outstanding and MBOCo may defer the closing and pay the Put Purchase Price by delivery of a Subordinated Note at the earliest practicable date on which no Delay Condition exists, in which case the Put Purchase Price shall accrue interest at the Applicable Interest Rate plus 2% from the latest date that the closing could have taken place pursuant to Section 4.06(b)(iii) to the date such Subordinated Note is delivered by MBOCo and will accrue interest at the Applicable Interest Rate from such delivery date during the term of the Subordinated Note.

(d) The Offering Shareholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.06, including entering into agreements and delivering certificates and instruments and consents as may, in the discretion of MBOCo be deemed necessary or appropriate.

(e) At the closing of any sale and purchase pursuant to this Section 4.06, the Offering Shareholder shall deliver to MBOCo a certificate or certificates representing the Offered Shareholder Stock to be sold, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

Section 4.07 Approved Transaction. If a Majority in Interest of MBOCo or Holding proposes to consummate a sale of all, or substantially all, of the assets of MBOCo, Holding and/or their Subsidiaries, or all, or substantially all, of the assets of any of them, or proposes to consummate a merger, consolidation, recapitalization, or reorganization of MBOCo, Holding or any of their Subsidiaries, or any other transaction requiring the consent or approval of the Shareholders of MBOCo or Holding (each a “Majority Approved Transaction”), then notwithstanding anything to the contrary in this Agreement, each Shareholder shall (a) vote (in person, by proxy or by written consent, as requested) all of such Shareholder’s Securities of MBOCo or Holding in favor of the Majority Approved Transaction (and any related actions necessary to consummate such transaction) and otherwise consent to and raise no objection to such Majority Approved Transaction and such related actions and (b) refrain from taking any actions to exercise, and take all actions to waive, any dissenters’, appraisal or other similar rights that such Shareholder may have in connection with such transaction.

ARTICLE 5

MARKET STAND-OFF AGREEMENT; NO EMPLOYMENT RIGHTS

Section 5.01 No Registration Rights. No Shareholder shall have the right to require a Company to register any Securities under the Securities Act in connection with a Public Offering, or otherwise.

Section 5.02 Market Stand-Off Agreement. Each Shareholder of MBOCo agrees to execute and, notwithstanding any such execution, be bound by any agreement approved by the Board of MBOCo that restricts the Transfer of such Shareholder’s Common Shares of MBOCo or Holding (or any shares of common stock of any Subsidiary or Affiliate of MBOCo or Holding into which such Common Shares are converted or for which such Common Shares are exchanged) for a period of time commencing on or about the closing of any initial Public Offering of MBOCo, Holding, or any Subsidiary or Affiliate of MBOCo or Holding and continuing for such period of time as the Board of MBOCo shall approve.

Section 5.03 No Employment Rights. Nothing contained in this Agreement or in any other agreement entered into by MBOCo or any of its Subsidiaries and any Shareholder contemporaneously with the execution of this Agreement (i) obligates MBOCo or any of its Subsidiaries to employ any Shareholder in any capacity whatsoever or (ii) prohibits or restricts MBOCo or any of its Subsidiaries from terminating the employment of any Shareholder at any time or for any reason whatsoever, with or without Cause, and each Shareholder hereby acknowledges and agrees, subject to such Shareholder’s rights under any effective employment agreement, that neither MBOCo, any of its Subsidiaries nor any other person has made any representations or promises whatsoever to such Shareholder concerning such Shareholder’s employment or continued employment by MBOCo or any of its Subsidiaries.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

Section 6.01 Confidentiality.

(a) Each Shareholder of MBOCo and Holding agrees that Confidential Information furnished and to be furnished to such Shareholder has been and may in the future be made available in connection with such Shareholder’s investment in MBOCo and Holding. Each Shareholder agrees that such Shareholder shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with such Shareholder’s investment in MBOCo and Holding and not for any other purpose (including to disadvantage competitively MBOCo, Holding or any of their Subsidiaries). Each Shareholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Shareholder’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Shareholder,

(ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject, provided that such Shareholder agrees to give MBOCo and Holding prompt notice of such request(s), to the extent practicable, so that MBOCo and Holding may seek an appropriate protective order or similar relief (and the Shareholder shall cooperate with such efforts, and shall in any event make only the minimum disclosure required by such law, rule or regulation)),

(iii) to any Person to whom such Shareholder is contemplating a Transfer of such Shareholder’s Common Shares of MBOCo and/or Holding, provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof,

(iv) to any regulatory authority or rating agency to which the Shareholder or any of such Shareholder’s affiliates is subject or with which such Shareholder has regular dealings, as long as such authority or agency is advised of the confidential nature of such information,

(v) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses of MBOCo and/or Holding, their Affiliates or their Representatives have provided to such Shareholder relating to such tax treatment and tax structure), provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, or

(vi) if the prior written consent of the Board of MBOCo and Holding shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against MBOCo and/or Holding or any Shareholder thereof.

(b) “Confidential Information” means any information concerning MBOCo or its Subsidiaries, including the financial condition, business, operations or prospects of MBOCo or its Subsidiaries in the possession of or furnished to any Shareholder of MBOCo (including by virtue of its present or former right to designate a director of such Company), provided that the term “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by such Shareholder or such Shareholder’s agents, counsel, auditors, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of the applicable agreement.

This Section 6.01 shall be in addition to and not in substitution of any other similar restrictions that may be binding on the Shareholders of MBOCo or Holding under any agreement, policy or practice of MBOCo or any of its Subsidiaries, and in the event of any conflict between the provisions of this 6.01 and any such agreement, policy or practice, such provisions shall be construed in a manner to provide the broadest possible scope to the restrictions contained herein and therein.

Section 6.02 Conflicting Agreements. MBOCo and each Shareholder of MBOCo represents and agrees that he, she or it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to any Securities of MBOCo, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to any Securities of MBOCo or Holdings inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Shareholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of such Securities or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of such Shareholder’s Securities in any manner that is inconsistent with the provisions of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Binding Effect; Assignability; Benefit.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to own beneficially any Securities of a Company shall cease to be bound by the terms hereof with respect to such Securities (other than Sections 6.01, 7.02, 7.05, 7.06, 7.07 and 7.08).

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Shareholder pursuant to any Transfer of Securities or otherwise, except that any Permitted Transferee acquiring Securities shall comply with Section 3.04 on or before such acquisition.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.02 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such email is requested and received) and shall be given, if to Tops MBO Corporation, to:

Tops MBO Corporation

P.O. Box 1027

Buffalo, New York 14240

Attention: Frank Curci and Lynne Burgess

Facsimile No.: (716) 635-5102

E-mail: fcurci@topsmarkets.com and lburgess@topsmarkets.com

if to Tops Holding II Corporation, to:

Tops Holding II Corporation

P.O. Box 1027

Buffalo, New York 14240

Attention: Frank Curci and Lynne Burgess

Facsimile No.: (716) 635-5102

E-mail: fcurci@topsmarkets.com and lburgess@topsmarkets.com

with a copy in each case to:

Hodgson Russ LLP

140 Pearl Street

Suite 100

Buffalo, New York 14202

Attention: John J. Zak

Facsimile No.: (716) 849-0349

E-mail: jzak@hodgsonruss.com

if to a Shareholder, to such Shareholder’s mailing address as set forth on Exhibit B attached hereto,

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.03 Waiver; Amendment.

(a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by each Company and at least a Majority in Interest of each Company. For the avoidance of doubt, a Majority in Interest of a Company may grant a waiver or effect a modification or amendment to this Agreement on behalf of all Shareholders of such Company.

(b) In addition, any amendment or modification of any provision of this Agreement that would adversely affect any Shareholder of a Company on a basis disproportionate to the other Shareholders of such Company may be effected only with the prior written consent of such Shareholder.

Section 7.04 Fees and Expenses. MBOCo shall pay all reasonable out-of-pocket costs and expenses of the Shareholders of each Company, including the reasonable fees and expenses of counsel, incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof.

Section 7.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 7.06 Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Western District of New York or any New York State court sitting in Erie County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

Section 7.07 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 7.09 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executed signature pages delivered by facsimile or email will be treated in all respects as original signature pages. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties with respect such subject matter.

Section 7.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Shareholders’ Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TOPS MBO CORPORATION

By:	/s/ Francis Curci
Name:	Francis Curci
Title:	President and Chief Executive Officer

SHAREHOLDERS OF TOPS MBO CORPORATION:

/s/ John Barrett John Barrett

/s/ Lynne Burgess Lynne Burgess

/s/ Diane Colgan Diane Colgan

/s/ Jeffrey Culhane Jeffrey Culhane

/s/ Francis Curci Francis Curci

/s/ Kevin Darrington Kevin Darrington

/s/ Ronald Ferri Ronald Ferri

/s/ Thomas Fitzgerald Thomas Fitzgerald

/s/ David Langless David Langless

/s/ Michael Metz Michael Metz

/s/ William Mills William Mills

/s/ Michael Patti Michael Patti

/s/ John Persons John Persons

/s/ Catherine Shifflett Catherine Shifflett

TOPS HOLDING II CORPORATION

By:	/s/ Francis Curci
Name:	Francis Curci
Title:	President and Chief Executive Officer

SHAREHOLDERS OF TOPS HOLDING II CORPORATION:

/s/ John Barrett John Barrett

/s/ Lynne Burgess Lynne Burgess

/s/ Francis Curci Francis Curci

/s/ Kevin Darrington Kevin Darrington

/s/ William Mills William Mills

/s/ John Persons John Persons

TOPS MBO CORPORATION, in its capacity as a shareholder of Holding.

By:	/s/ Francis Curci
Name:	Francis Curci
Title:	President and Chief Executive Officer

EXHIBIT A

JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders’ Agreement dated as of November 29, 2013 (the “Shareholders’ Agreement”) among Tops MBO Corporation, Tops Holding II Corporation and their shareholders party thereto, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by the Joining Party’s execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement as of the date of this Joinder Agreement and shall have all of the rights and obligations of a Shareholder. The Joining Party hereby ratifies, as of the date of this Joinder Agreement, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                     ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

EXHIBIT B

SHAREHOLDER ADDRESSES

NAME	ADDRESS
John Barrett
Lynne Burgess
Diane Colgan
Jeffrey Culhane
Francis Curci
Kevin Darrington
Ronald Ferri
Thomas Fitzgerald
David Langless
Michael Metz
William R. Mills
Michael Patti
John Persons
Catherine Shifflett